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                                                                     EXHIBIT 2.4

                              CONVERSION AGREEMENT


        THIS CONVERSION AGREEMENT (the "Agreement") is made and entered into as of April 30, 1998, by and between First Virtual Holdings Incorporated, a Delaware corporation (the "Company"), on the one hand, and SOFTBANK Technology Ventures IV L.P., a Delaware limited partnership and SOFTBANK Holdings Inc., a Delaware corporation (the "Purchasers"), on the other hand.

                                    RECITALS

        WHEREAS, on the date hereof, the Company and the Purchasers are entering into a Purchase Agreement (the "Purchase Agreement"), pursuant to which the Purchasers are acquiring 10 million shares of the Company's Common Stock, $0.001 par value (the "Common Stock").

        WHEREAS, the Purchase Agreement contemplates that one or more of the Purchasers shall enter into an agreement to purchase promissory notes with an aggregate principal amount of $1.2 million held by persons affiliated with Tawfiq N. Khoury and Next Century Communications Corp. (the "Notes") and an agreement to purchase, or to acquire options to purchase, up to 655 shares of the Company's Series A Preferred Stock (the "Preferred Shares").

        WHEREAS, the Company and the Purchasers wish to provide for conversion of all Notes and Preferred Shares acquired by the Purchasers into Common Stock of the Company.

        NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, intending to be legally bound hereby the parties agree as follows:


                                    ARTICLE I
                            CONVERSION OF THE SHARES

        1.1 CONVERSION OF NOTES. At such time as the Purchasers acquire any of the Notes and without further action by any of the Purchasers or the Company, such Notes shall be cancelled and all amounts owing under such Notes shall be converted into a number of shares of Common Stock of the Company (the "Conversion Shares") equal to the ratio obtained by dividing (i) the principal amount of, and accrued but unpaid interest owing on, such Notes as of the date of conversion, by (ii) $0.60 (subject to adjustment in the event of stock splits, stock dividends, recapitalizations and similar events). The Purchasers shall tender such Notes to the Company for cancellation as soon as reasonably practicable, and the Company shall arrange to have stock certificates representing the Conversion Shares issued and delivered to the Purchaser as soon as reasonably practicable thereafter.

        1.2 CONVERSION OF PREFERRED SHARES. As soon as reasonably practical after acquiring any Preferred Shares, the Purchaser acquiring such Preferred Shares shall tender the stock certificates representing such Preferred Shares to the Company for conversion. Such Preferred Shares shall be converted into shares of the Company's Common Stock in accordance with the Company's Certificate


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of Incorporation and Certificate of Designation of Series A Preferred Stock (the
"Certificate of Designation"); provided however that, notwithstanding anything to the contrary in the Certificate of Designation, (i) the term "Conversion Price" as used in the Certificate of Designation shall mean $0.60, subject to adjustment in the event of stock splits, stock dividends, recapitalizations and similar events and (ii) the number of shares of Common Stock issuable upon conversion of each share of Series A Preferred Stock shall be equal to the quotient obtained by dividing (A) $5,458 by (B) the Conversion Price, rounded down to the nearest whole share. The Company and the Purchasers hereby waive the application of any provision of the Certificate of Designation contrary to the foregoing sentence. The Company shall arrange to have stock certificates representing the Conversion Shares issued and delivered to the Purchaser as soon as reasonably practicable after such conversion.


                                   ARTICLE II
                                  MISCELLANEOUS

        2.1 AMENDMENTS, WAIVERS AND CONSENTS. Any provision in this Agreement to the contrary notwithstanding, changes in or additions to this Agreement may be made, and compliance with any covenant or provision herein or therein set forth may be omitted or waived, upon the written consent of the Company and the Purchasers. Any waiver or consent may be given subject to satisfaction of conditions stated therein and any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

        2.2 ADDRESSES FOR NOTICES, ETC. Any notices and other communications required or permitted under this Agreement shall be effective if in writing and delivered personally or sent by telecopier, Federal Express or registered or certified mail, postage prepaid, addressed as follows:

If to the Purchasers, to:    SOFTBANK Holdings Inc.
                             10 Langley Road, Suite 403
                             Newton Center, Massachusetts  02169
                             Telecopier:  (617) 928-9301
                             Attention:  Ronald Fisher
                                          Vice Chairman

        with a copy to:      Sullivan & Cromwell
                             125 Broad Street
                             New York, New York  10004
                             Telephone:  (212) 558-3504
                             Telecopier:  (212) 558-3588
                             Attention: Stephen A. Grant, Esq.

If to the Company, to:       First Virtual Holdings Incorporated
                             11975 El Camino Real
                             Suite 300
                             San Diego, California  92130
                             Telephone: (619) 793-2700

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                             Telecopier: (619) 793-2950
                             Attention: Lee H. Stein
                                         Chairman of the Board
                                         and Chief Executive Officer

        with a copy to:      Wilson Sonsini Goodrich & Rosati
                             650 Page Mill Road
                             Palo Alto, California  94304-1050
                             Telephone:  (650) 493-9300
                             Telecopier:  (650) 493-6811
                             Attention:  Jeffrey D. Saper, Esq.
                             John T. Sheridan, Esq.


        Unless otherwise specified herein, such notices or other communications shall be deemed effective (a) on the date delivered, if delivered personally,
(b) two business days after being sent, if sent by Federal Express or other commercial overnight delivery service, (c) one business day after being sent, if sent by telecopier with confirmation of good transmission and receipt, and (d) three business days after being sent, if sent by registered or certified mail. Each of the parties hereto shall be entitled to specify another address by giving notice as aforesaid to each of the other parties hereto.

        2.3 BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Company and the Purchasers and their respective successors and assigns, except that no party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the other parties.

        2.4 PRIOR AGREEMENTS. This Agreement constitutes the entire agreement between the parties and supersedes any prior understandings or agreements concerning the subject matter hereof.

        2.5 SEVERABILITY. The invalidity or unenforceability of any provision herein shall in no way affect the validity or enforceability of any other provision.

        2.6 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without reference to conflicts of law principles.

        2.7 HEADINGS. Article, Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

        2.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

        2.9 FURTHER ASSURANCES. From and after the date of this Agreement, each of the parties hereto shall execute and deliver such instruments, documents and other writings as may be necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.



COMPANY:                                FIRST VIRTUAL HOLDINGS INCORPORATED


                                        By:  /s/ LEE H. STEIN
                                           -------------------------------------
                                           Name: Lee H. Stein
                                           Title: Chairman & CEO



PURCHASERS:                             SOFTBANK TECHNOLOGY VENTURES IV L.P.
                                        By: STV IV LLC, its General Partner


                                        By: /s/ BRADLEY FELD
                                           -------------------------------------
                                           Name: Bradley Feld
                                           Title: Managing Director


                                        SOFTBANK HOLDINGS INC.


                                        By: /s/ RONALD FISHER
                                           -------------------------------------
                                           Name: Ronald Fisher
                                           Title: Vice Chairman

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